                                                                   EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

         This Agreement is made by and between TRIMAS CORPORATION, a Delaware corporation ("Company") and Dwayne M. Newcom (hereinafter "Executive") June 6,
2002 ("Effective Date"). In order to induce Executive to serve as its Vice
President Human Resources, Company enters into this Agreement with Executive to set out the terms and conditions that will apply to Executive's employment with
Company. Executive is willing to accept such employment and assignment and to perform services on the terms and conditions hereinafter set forth. It is therefore hereby agreed by and between the parties as follows:

         Section 1. EMPLOYMENT.

         (a) Company employs Executive as its Vice President Human Resources. In this capacity, Executive shall report to the President and Chief Executive
Officer ("CEO"). Executive accepts employment in accordance with this Agreement and agrees to devote his full business time and efforts to the performance of his duties and responsibilities hereunder.

         (b) Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, from managing any passive investment (i.e., an investment with respect to which Executive is in no way involved with the management or operation of the entity in which Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board of Directors of Company (the "Board")),
or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not conflict with any provision of this Agreement.

         Section 2. TERM OF EMPLOYMENT. Executive's term of employment under this Agreement ("Term of Employment") shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the earlier of: December 31,
2004 ("Initial Period"); or the date that either party terminates Executive's employment under this Agreement; provided that subsequent to the Initial Period, the Term of Employment shall automatically renew each January 1 for one year
("Renewal Period"), unless Company delivers to Executive or Executive delivers to Company written notice at least thirty (30) days in advance of the expiration of the Initial Period or any Renewal Period, that the Term of Employment shall not be extended, in which case the Term of Employment shall end at the end of the Year in which such notice was delivered and shall not be further extended except by written agreement of Company and Executive. The expiration of the Term of Employment under this Agreement shall not be a termination of this Agreement to the extent that other provisions of this Agreement by their terms survive the
Term of Employment. For purposes of this Agreement, the term "Year" shall mean the twelve-month period commencing on the Effective Date and each anniversary of the Effective Date.

         Section 3. COMPENSATION.

         (a) Salary. During the Initial Period, Company shall pay Executive at the rate of One Hundred Ninety-five Thousand Dollars ($195,000) per annum ("Base
Salary"). Base Salary shall be payable in accordance with the ordinary payroll practices of Company and shall be subject to all applicable federal, state and local withholding and reporting requirements. Base Salary may be adjusted by the
CEO during the Term of Employment.

         (b) Annual Value Creation Plan ("AVCP"). Executive shall be eligible to participate in the AVCP, a copy of which has been provided to Executive, subject to all the terms and conditions of such plan, as such plan may be modified from time to time.

         Section 4. EMPLOYEE BENEFITS.

         (a) Employee Retirement Benefit Programs, Welfare Benefit Programs,
Plans and Practices. Company shall provide Executive with coverage under any retirement benefit programs, welfare benefit programs, plans and practices, that
Company makes available to its senior executives, in accordance with the terms thereof, as such programs, plans and practices may be amended from time to time in accordance with their terms.

         (b) Vacation. Executive shall be entitled to twenty (20) business days of paid vacation each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Vacation days shall be subject to the Company's general policies regarding vacation days, as such policies may be modified from time to time.

         (c) Perquisites. During Executive's employment hereunder, Company shall provide Executive, subject to review and approval by the CEO, with such additional perquisites as are generally available to similarly-situated executives.

         (d) Stock Options. Executive shall be eligible to participate in the
TriMas Corporation 2002 Long Term Equity Incentive Plan in accordance with the terms and conditions of such plan and any grant agreements thereunder.

         Section 5. EXPENSES. Subject to prevailing Company policy or such guidelines as may be established by the CEO or his delegee, Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties.

         Section 6. TERMINATION OF EMPLOYMENT. The respective rights and responsibilities of the parties to this Agreement notwithstanding, Executive remains an employee-at-will, and his Term of Employment may be terminated by either party at any time for any reason by written notice.

         (a) Termination Without Cause or for Good Reason. If Executive's
employment is terminated during the Term of Employment by Company for any reason other than Cause (as defined in Section 6(c) hereof), Disability (as defined in
Section 6(e) hereof) or death, or if Executive's employment is terminated by
Executive for Good Reason (as defined in Section 6(a)(2) hereof), then Company shall pay Executive the Severance Package. Any termination of employment that results from a notice of nonrenewal given in accordance with

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Section 2 of this Agreement shall not be a termination under this Section 6(a)
but shall instead be a termination under Section 6(b) below. Likewise, a termination by Executive without Good Reason shall be a termination under
Section 6(b) below and not a termination under this Section 6(a).

         (1) For purposes of this Agreement, "Severance Package" shall mean:

               (A) Base Salary continuation for twenty-four (24) months at
         Executive's annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices;

               (B) A bonus equal to two hundred percent (200%) of the target bonus opportunity under AVCP, payable in equal installments over the twenty-four (24) month period described in Section 6(a)(l)(A) above, subject to the same withholding and reporting requirements. In addition, Executive shall receive the bonus for the most recently completed bonus term if a bonus has been declared for such term but not paid, and a pro rata bonus for the year of termination through the date of termination calculated at one hundred percent (100%) of the bonus opportunity for target performance for that term, multiplied by a fraction the numerator of which is the number of days that Executive was employed during such bonus term and the denominator of which is
         365. The prorated bonus for the final year shall be paid in a single sum within ten (10) days of the termination of Executive's employment with Company. Any unpaid bonus shall be paid in accordance with customary practices for payment of bonuses under AVCP; and

               (C) Continuation of benefits under any life, group medical, and dental insurance benefits substantially similar to those which
         Executive was receiving immediately prior to termination of employment until the earlier of:

                    (i) the end of the twenty-four (24) month period following
               Executive's termination of employment, or

                    (ii) the date on which Executive becomes eligible to receive any benefits under any plan or program of any other employer.

                         The continuing coverage provided under this Section
                    6(a)(l)(C) is subject to Executive's eligibility to
                    participate in such plans and all other terms and conditions of such plans, including without limitation, any employee
                    contribution requirements and Company's ability to modify or terminate such plans or coverages. Company may satisfy this obligation in whole or in part by paying the premium
                    otherwise payable by Executive for continuing coverage under
                    Section 601 et seq. of the Employee Retirement Income
                    Security Act of 1974, as it may be amended or replaced from time to time. If Executive is not eligible for continued
                    coverage under one of the Company-provided benefit plans
                    noted in this paragraph (C) that he was participating in
                    during his employment, Company shall pay Executive the cash equivalent of the insurance cost for

                                      -3-

                    the duration of the applicable period at the rate of the
                    Company's cost of coverage for Executive's benefits as of
                    the date of termination. Any obligation to pay the cash
                    equivalent of such cost under this item may be settled, at
                    Company's discretion, by a lump-sum payment of any remaining premiums.

         (2) For purposes of this Agreement, a termination of employment by
     Executive for "Good Reason" shall be a termination by Executive following the occurrence of any of the following events unless Company has cured as provided below:

               (A) A material and permanent diminution in Executive's duties or responsibilities;

               (B) A material reduction in the aggregate value of Base Salary and bonus opportunity; or

               (C) A permanent reassignment of Executive to another primary office, or a relocation of the Company office that is Executive's primary office, unless Executive's primary office following such reassignment or relocation is within thirty-five (35) miles of
         Executive's primary office before the reassignment or relocation or
         Executive's permanent residence on the date of the reassignment or relocation.

Executive must notify Company of any event constituting Good Reason within one hundred twenty (120) days after Executive becomes aware of such event or such event shall not constitute Good Reason for purposes of this Agreement provided that Company shall have fifteen (15) days from the date of such notice to cure the Good Reason event. Executive cannot terminate his employment for Good Reason if Cause exists at the time of such termination. A termination by Executive following cure shall not be a termination for Good Reason. A failure of
Executive to notify Company after the first occurrence of an event constituting
Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

         (b) Voluntary Termination by Executive; Expiration of Employment Term.
If Executive terminates his employment with Company without Good Reason, or if the Employment Term expires following notice of nonrenewal by either party under
Section 2, then Company shall pay Executive his accrued unpaid Base Salary through the date of termination and the AVCP award for the most recently completed year if an award has been declared for such year but not paid. The accrued unpaid Base Salary amounts payable under this Section 6(b) shall be payable in a lump sum within ten (10) days of termination of employment. Any accrued unpaid bonus amounts payable under this Section 6(b) shall be payable in accordance with customary practices for payment of bonuses under AVCP. No prorated bonus for the year of termination shall be paid. Any other benefits under other plans and programs of Company in which Executive is participating at the time of Executive's termination of employment shall be paid, distributed, settled, or shall expire in accordance with their terms, and Company shall have no further obligations hereunder with respect to Executive following the date of termination of employment.

                                      -4-

         (c) Termination for Cause. If Executive's employment is terminated for
Cause, Company shall pay Executive his accrued but unpaid Base Salary through the date of the termination of employment, and no further payments or benefits shall be owed. The accrued unpaid Base Salary amounts payable under this Section
6(c) shall be payable in a lump sum within ten (10) days of termination of employment. As used herein, the term "Cause" shall be limited to:

         (1) Executive's conviction of or plea of guilty or nolo contendre to a crime constituting a felony under the laws of the United States or any state thereof or any other jurisdiction in which Company conducts business;

         (2) Executive's willful misconduct in the performance of his duties to
     Company;

         (3) Executive's willful and continued failure to follow the instructions of Company's Board or the CEO; or

         (4) Executive's willful and/or continued neglect of duties (other than any such neglect resulting from incapacity of Executive due to physical or mental illness);

provided, however, that Cause shall arise under items (3) or (4) only following ten (10) days written notice thereof from Company which specifically identifies such failure or neglect and the continuance of such failure or neglect during such notice period. Any failure by Company to notify Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

         (d) Termination Following a Change of Control. In the event Executive's employment with Company terminates by reason of a Qualifying Termination (as defined below) within three (3) years after a Change of Control of Company (as defined below), then, in lieu of the Severance Package, and subject to the limitations described in Section 7 below, the Company shall provide Executive the following termination benefits:

         (1) Termination Payments. Company shall pay Executive:

               (A) A single sum payment equal to two hundred and fifty percent
         (250%) of Executive's annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. This single-sum payment shall be paid within ten (10) days of termination of employment;

               (B) A bonus equal to two hundred and fifty percent (250%) of the target bonus opportunity under AVCP. In addition, Executive shall receive the bonus for the most recently completed bonus term if a bonus has been declared for such term but not paid, and a pro rata bonus for the year of termination through the date of termination calculated at one hundred percent (100%) of the bonus opportunity for target performance for that term, multiplied by a fraction the numerator of which is the number

                                      -5-

     of days that Executive was employed during such bonus term and the denominator of which is 365. The prorated bonus for the final year shall be paid as a single sum within ten (10) days of termination of employment. Any unpaid bonus shall be paid in accordance with customary practices for payment of bonuses under AVCP.

All payments under this Section 6(d), however, are subject to the timing rules, calculations and adjustments described in Sections 7 and 8.

         (2) Benefits Continuation. Executive shall continue to receive life, group medical and dental insurance benefits substantially similar to those which
Executive was receiving immediately prior to the Qualifying Termination until the earlier of:

               (A) the end of the thirty (30) month period following Executive's termination of employment, or

               (B) the date on which Executive becomes eligible to receive any benefits under any plan or program of any other employer.

The continuing coverage provided under this Section 6(d)(2) is subject to
Executive's eligibility to participate in such plans and all other terms and conditions of such plans, including without limitation, any employee contribution requirements and Company's ability to modify or terminate such plans or coverages. Company may satisfy this obligation in whole or in part by paying the premium otherwise payable by Executive for continuing coverage under
Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as
it may be amended or replaced from time to time. If Executive is not eligible for continued coverage under one of the Company-provided benefit plans noted in this paragraph (2) that he was participating in during his employment, Company shall pay Executive the cash equivalent of the insurance cost for the duration of the applicable period at the rate of the Company's cost of coverage for
Executive's benefits as of the date of termination. Any obligation to pay the cash equivalent of such cost of coverage under this item may be settled, at
Company's discretion, by a lump-sum payment of any remaining premiums.

         (3) Qualifying Termination. For purposes of this Agreement, the term
"Qualifying Termination" means a termination of Executive's employment with the
Company for any reason other than:

               (A) Death;

               (B) Disability, as defined herein;

               (C) Cause, as defined herein; or

               (D) A termination by Executive without Good Reason, as defined herein.

         (4) Change of Control Defined. For purposes of this Agreement, a
"Change of Control" means the first of the following events to occur following the date hereof:

                                      -6-

         (A) the sale, lease, or transfer in one or a series of related transactions (i) of eighty percent (80%) or more of the consolidated assets of the Company and its subsidiaries, or (ii) of seventy-five percent (75%)
     or more (appropriately adjusted for stock splits, combinations, subdivisions, stock dividends and similar events) of the Capital Stock (as defined below) of the Company acquired by Heartland Industrial Partners,
     L.P. on the closing date under the Stock Purchase Agreement among the
     Company, Heartland Industrial Partners, L.P. and Metaldyne Corporation,
     dated as of May 17, 2002 (the "Stock Purchase Agreement"), in either case to any Person (within the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("1934 Act") or any similar successor provision, and the rules, regulations and interpretations promulgated thereunder) other than an affiliate of Heartland Industrial Partners, L.P., whether by way of any merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning under Rule 13d-3 of the 1934 Act) or otherwise, but not including (x) sales or transfers which are effected in order to comply with the preemptive rights provisions of
     Section 4.05 of the Metaldyne Shareholders Agreement with respect to the investment by Heartland Industrial Partners, Inc. in the Company pursuant to the Stock Purchase Agreement, or (y) sales or transfers which are effected within one year after the date of closing under the Stock Purchase
     Agreement at a price per share of not greater than $20 plus any interest charged (appropriately adjusted for stock splits, combinations, subdivisions, stock dividends and similar events); or

         (B) the date on which the individuals who constitute the Company's
     Board of Directors on the date of this Agreement, and any new members of the Company's Board of Directors who are hereafter designated by the
     Heartland Entities (as defined below) cease, for any reason, to constitute at least a majority of the members of the Board of Directors.

"Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated)
of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.  "Heartland Entities" means Heartland
Industrial Partners, L.P., Heartland Industrial Partners (FF), L.P., Heartland
Industrial Partners (E1), L.P., Heartland Industrial Partners (K1), L.P.,
Heartland Industrial Partners (C1), L.P.  or any controlled affiliate of any of these entities.

         (e) Disability. In the event that Executive is unable to perform his duties under this Agreement on account of a disability which continues for one hundred eighty (180) consecutive days or more, or for an aggregate of one hundred eighty (180) days in any period of twelve (12) months, Company may, in its discretion, terminate Executive's employment hereunder. Company's obligation to make payments under this Agreement shall, except for earned but unpaid Base
Salary and AVCP awards, cease on the first to occur of(i) the date that is six
(6) months after such termination or (ii) the date Executive becomes entitled to benefits under a Company-provided long-term disability program. For purposes of this Agreement, "Disability" shall be defined by the terms of Company's long-term disability policy, or, in the absence of such policy, as a physical or mental disability that prevents Executive from performing substantially all of his duties under this Agreement and which is expected to be

                                      -7-

permanent. Company may only terminate Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which Executive is able to fulfill his duties under this Agreement. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing his duties hereunder shall be determined by a medical doctor selected by Company. Company may, in its discretion, require written confirmation from a physician of Disability during any extended absence.

         (f) Death. In the event of Executive's death during the Term of
Employment, all obligations of Company to make any further payments, other than an obligation to pay any accrued but unpaid Base Salary to the date of death and any accrued but unpaid bonuses under AVCP to the date of death, shall terminate upon Executive's death.

         (g) No Duplication of Benefits. Notwithstanding any provision of this
Agreement to the contrary, if Executive's employment is terminated for any reason, in no event shall Executive be eligible for payments under more than one subsection of this Section 6.

         (h) Payments Not Compensation. Any participation by Executive in, and any terminating distributions and vested rights under, Company-sponsored retirement or savings plans, regardless of whether such plans are qualified or nonqualified for tax purposes, shall be governed by the terms of those respective plans. For purposes of determining benefits and the amounts to be paid to Executive under such plans, any salary continuation or severance benefits other than salary or bonus accrued before termination shall not be compensation for purposes of accruing additional benefits under such plans.

         (i) Executive's Duty to Provide Materials. Upon the termination of the
Term of Employment for any reason, Executive or his estate shall surrender to
Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks, and all other materials and records of Any kind that are the property of Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including all copies of any of the foregoing.

         Section 7. CAP ON PAYMENTS.

         (a) General Rules. The Internal Revenue Code (the "Code") may place significant tax burdens on Executive and Company if the total payments made to
Executive due to a Change of Control exceed prescribed limits. For example, if
Executive's "Base Period Income" (as defined below) is $100,000, Executive's limit or "Cap" is $299,999. If Executive's "Total Payments" exceed the Cap by even $1.00, Executive is subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to Executive in excess of $100,000. In other words, if Executive's Cap is $299,999, Executive will not be subject to an excise tax if Executive receives exactly $299,999. If Executive receives $~0,000, Executive will be subject to an excise tax of $40,000 (20% of $200,000). In order to avoid this excise tax and the related adverse tax consequences for Company, by signing this Agreement, Executive will be agreeing that, subject to the exception noted
below, the present value of Executive's Total Payments will not exceed an amount equal to Executive's Cap.

                                      -8-

         (b) Special Definitions. For purposes of this Section, the following specialized terms will have the following meanings:

         (1) "Base Period Income". "Base Period Income" is an amount equal to
     Executive's "annualized includable compensation" for the "base period" as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, Executive's "annualized includable compensation" is the average of Executive's annual taxable income from
     Company for the "base period," which is the five calendar years prior to the year in which the Change of Control occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

         (2) "Cap" or "280G Cap". "Cap" or "280G Cap" shall mean an amount equal to 2.99 times Executive's "Base Period Income." This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.

         (3) "Total Payments". The "Total Payments" include any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive's benefit, the receipt of which is contingent on a Change of Control and to which Section 280G of the Code applies.

         (c) Calculating the Cap and Adjusting Payments. If Company believes that these rules will result in a reduction of the payments to which Executive is entitled under this Agreement, it will so notify Executive as soon as possible. Company will then, at its expense, retain a "Consultant" (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion or opinions concerning whether Executive's Total Payments exceed the limit discussed above. Company will select the Consultant. At a minimum, the opinions required by this Section must set forth the amount of Executive's Base Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments. If the opinions state that there would be an excess parachute payment,
Executive's payments under this Agreement will be reduced to the extent necessary to eliminate the excess. Executive will be allowed, to choose the payment that should be reduced or eliminated, but the payment Executive chooses to reduce or eliminate must be a payment determined by such Consultant to be includable in Total Payments. Executive's decision shall be in writing and delivered to Company within thirty (30) days of Executive's receipt of such opinions. If Executive fails to so notify Company, Company will decide which payments to reduce or eliminate. If the Consultant selected to provide the opinions referred to above so requests in connection with the opinion required by this Section, a firm of recognized executive compensation consultants selected by Company shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control. If
Company believes that Executive's Total Payments will exceed the limitations of this Section, it will nonetheless make payments to Executive, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the

                                      -9-

opinions called for above have been received. If the amount paid to Executive by
Company is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, to have exceeded the limitation of this
Section, the excess will be treated as a loan to Executive by Company and shall be repayable on the ninetieth (90th) day following demand by Company, together with interest at the lowest "applicable federal rate" provided in Section
1274(d) of the Code. If it is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, that a greater payment should have been made to Executive, Company shall pay Executive the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that
Executive will have received or be entitled to receive the maximum amount to which Executive is entitled under this Agreement.

         (d) Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

         (e) Exception. The Consultant selected pursuant to Section 7(c) will calculate Executive's "Uncapped Benefit" and Executive's "Capped Benefit." The
limitations of Section 7(a) will not apply to Executive if Executive's Uncapped
Benefit is at least one hundred and five percent (105%) of Executive's Capped
Benefit. For this purpose, Executive's "Uncapped Benefit" is the amount to which
Executive would be entitled pursuant to Section 6(d), without regard to the limitations of Section 7(a). Executive's "Capped Benefit" is the amount to which
Executive would be entitled pursuant to Section 6(d) after the application of the limitations of Section 7(a).

         Section 8. TAX GROSS-UP.

         (a) Gross-Up Payment. If the Cap imposed by Section 7(a) does not apply to Executive because of the exception provided by Section 7(e), Company will provide Executive with a "Gross-Up Payment" if an excise tax is imposed on
Executive pursuant to Section 4999 of the Code. Except as otherwise noted below, this Gross-Up Payment will consist of a single lump sum payment in an amount such that after payment by Executive of the "total presumed federal and state taxes" and the excise taxes imposed by Section 4999 of the Code on the Gross-Up
Payment (and any interest or penalties actually imposed), Executive would retain an amount of the Gross-Up Payment equal to the remaining excise taxes imposed by
Section 4999 of the Code on Executive's Total Payments (calculated before the
Gross-Up Payment). For purposes of calculating Executive's Gross-Up Payment,
Executive's actual federal and state income taxes will not be used. Instead,
Company will use Executive's "total presumed federal and state taxes." For purposes of this Agreement, Executive's "total presumed federal and state taxes"
shall be conclusively calculated using a combined tax rate equal to the sum of the maximum marginal federal and applicable state income tax rates. The state tax rate for Executive's principal place of residence will be used and no adjustments will be made for the deduction of state taxes on the federal return, any deduction of federal taxes on a state return, the loss of itemized deductions or exemptions, or for any other purpose.

         (b) Calculations. All determinations concerning whether a Gross-Up
Payment is required pursuant to Section 8(a) and the amount of any Gross-Up
Payment (as well as any

                                      -10-

assumptions to be used in making such determinations) shall be made by the
Consultant selected pursuant to Section 7(c). The Consultant shall provide
Executive and Company with a written notice of the amount of the excise taxes that Executive is required to pay and the amount of the Gross-Up Payment. The notice from the Consultant shall include any necessary calculations in support of its conclusions. All fees and expenses of the Consultant shall be paid by
Company. Any Gross-Up Payment shall be made by Company within fifteen (15) days after the mailing of such notice. As a general rule, the Consultant's determination shall be binding on Executive and Company. The application of the excise tax rules of Section 4999, however, is complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant concerning the amount, if any, of the excise taxes that are due. If the Internal Revenue
Service determines that excise taxes are due, or that the amount of the excise taxes that are due is greater than the amount determined by the Consultant, the
Gross-Up Payment will be recalculated by the Consultant to reflect the actual excise taxes that Executive is required to pay (and any related interest and penalties). Any deficiency will then be paid to Executive by Company within fifteen (15) days of the receipt of the revised calculations from the
Consultant. If the Internal Revenue Service determines that the amount of excise taxes that Executive paid exceeds the amount due, Executive shall return the excess to Company (along with any interest paid to Executive on the overpayment)
immediately upon receipt from the Internal Revenue Service or other taxing authority. Company has the right to challenge any excise tax determinations made by the Internal Revenue Service. If Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed upon Executive (including any taxes, interest and penalties on the amounts paid pursuant to Company's indemnification agreement), Executive must cooperate fully with Company in connection with any such challenge. Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and
Company shall control all such challenges. The additional Gross-Up Payments called for by the preceding paragraph shall not be made until Company has either exhausted its (or Executive's) rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination.
Executive must notify Company in writing of any claim or determination by the
Internal Revenue Service that, if upheld, would result in the payment of excise taxes in amounts different from the amount initially specified by the
Consultant. Such notice shall be given as soon as possible but in no event later than fifteen (15) days following Executive's receipt of notice of the Internal
Revenue Service's position.

         Section 9. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

          To Company:          TriMas Corporation
                               do Heartland Industrial Partners, L.P.
                               55 Railroad Avenue, ~ Floor
                               Greenwich, CT 06830
                               Attn:  David A. Stockman

          with a copy to:      R. Jeffrey Pollock, Esq.
                               McDonald, Hopkins, Burke &
                               Haber Co., L.P.A.
                               600 Superior Avenue, Suite 2100
                               Cleveland, OH 44114

                                      -11-

          To Executive:        Dwane M. Newcom
                               582 Boulder Ridge Drive
                               Rochester, MI 48307

          with a copy to:
                               -------------------------

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third (3rd) business day after the actual date of mailing shall constitute the time at which notice was given.

         Section 10. SEPARABILITY; LEGAL FEES. If any provision of this
Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In the event of a dispute by
Company, Executive or others as to the validity or enforceability of; or
liability under, any provision of this Agreement, Company shall reimburse
Executive for all reasonable legal fees and expenses incurred by him in connection with such dispute if Executive substantially prevails in the dispute and if Executive has not substantially prevailed in such dispute one-half (1/2)
the amount of all reasonable legal fees and expenses incurred by him in connection with such dispute except to the extent Executive's position is found by a tribunal of competent jurisdiction to have been frivolous.

         Section 11. ASSIGNMENT AND ASSUMPTION. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Company, except that Company may assign this
Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of Company.

         Section 12. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

         Section 13. NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY.

         (a) Executive represents that acceptance of employment under this
Agreement and performance under this Agreement are not in violation of any restrictions or covenants under the terms of any other agreements to which
Executive is a party.

         (b) Executive acknowledges and recognizes the highly competitive nature of the business of Company and accordingly agrees that, in consideration of this
Agreement, the rights conferred hereunder, and any payment hereunder, during the
Term of Employment and for the six (6) month period following the termination of
Executive's employment with Company, for any reason ("Non-Compete Term"),
Executive shall not engage, either directly or indirectly, as a principal for
Executive's own account or jointly with others, or as a stockholder in any

                                      -12-

corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any business other than Company or its subsidiaries which designs, develops, manufacturers, distributes, sells or markets the type of products or services sold, distributed or provided by
Company or its subsidiaries during the two (2) year period prior to the date of termination (the "Business"); provided that nothing herein shall prevent
Executive from owning, directly or indirectly, not more than five percent (5%)
of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

         (c) During the Non-Compete Term, Executive shall not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of Company to leave Company, or assist in any of the foregoing, or (ii) solicit for business (relating to the
Business) any person who is a customer or former customer of Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six (6) months.

         (d) Executive shall not at any time (whether during or after his employment with Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information of the Company, including but not limited to, information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of Company generally, or of any subsidiary of Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to Company. The preceding sentence of this paragraph (d) shall not apply to information which is not unique to Company or which is generally known to the industry or the public other than as a result of Executives breach of this covenant. Executive agrees that upon termination of employment with Company for any reason, Executive will return to Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Company and its subsidiaries, except that Executive may retain personal notes, notebooks and diaries. Executive further agrees that
Executive will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Company or its subsidiaries.

         (e) It is expressly understood and agreed that although Executive and
Company consider the restrictions contained in this Section 13 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this
Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction

                                      -13-

finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         (f) As a condition to the receipt of any benefits described in this
Agreement, Executive shall be required to execute an agreement pursuant to which
Executive releases any claims he may have against Company and agrees to the continuing enforceability of the restrictive covenants of this Agreement.

         (g) This Section 13 will survive the termination of this Agreement.

         Section 14. REMEDIES. Executive acknowledges and agrees that Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 13 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under this Agreement and shall return any Severance Package payment made. Moreover,
Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         Section 15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

         Section 16. GOVERNING LAW; REVENUE AND JURISDICTION. If any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Wayne County, Michigan and such proceeding or claim shall be governed by and construed under Michigan law, without regard to conflict of law and principals.

         Section 17. DISPUTE RESOLUTION. Any dispute related to or arising under this Agreement shall be resolved in accordance with the TriMas Dispute
Resolution Policy in effect at the time such dispute arises. The TriMas Dispute
Resolution Policy in effect at the time of this Agreement is attached to this
Agreement.

         Section 18. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between
Company, any parent, subsidiary or affiliate of Company or any predecessor of
Company or parent, subsidiary, or affiliate of any predecessor of Company and
Executive.

         Section 19. WITHHOLDING. Company shall be entitled to withhold from payment any amount of withholding required by law.

         Section 20. SECTIONS HEADINGS AND CONSTRUCTION. The headings of sections in this Agreement are provided for convenience only and will not effect its construction or interpretation. All references to "Section" or "Sections"
refer to the corresponding section or

                                      -14-

sections of this Agreement unless otherwise specified. All words used in this
Agreement will be construed to be of such gender or number as circumstances require.

         Section 21. COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this
Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Intending to be legally bound hereby, the parties have executed this Agreement on the dates set forth next to their names below.

                                             COMPANY

                                             TRIMAS CORPORATION

Date

                                             EXECUTIVE

Date

                                             Dwayne M. Newcom

                                      -15-